UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed by a party other than the Registrant ☐

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material under Sec. 240.14a-12

READING INTERNATIONAL, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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READING INTERNATIONAL, INC.
6100 Center Drive, Suite 900
Los Angeles, California 90045

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON THURSDAY, MAY 15, 2014

TO THE STOCKHOLDERS:

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Reading International, Inc., a Nevada corporation, will be held at 6100 Center Drive, Suite 900, Los Angeles, California 90045, on Thursday, May 15, 2014, at 11:00 a.m., local time, for the following purposes:

1.	To elect nine Directors to our Board of Directors to serve until the 2015 Annual Meeting of Stockholders;

2.	To act on an advisory vote on executive compensation; and

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is enclosed.  Only holders of our class B voting common stock at the close of business on April 17, 2014 are entitled to notice of and to vote at the meeting and any adjournment or postponement thereof.

If you hold shares of our class B voting common stock, you will have received a proxy card enclosed with this notice.  Whether or not you expect to attend the Annual Meeting in person, please complete, sign, and date the enclosed proxy card and return it promptly in the accompanying postage-prepaid envelope to ensure that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

James J. Cotter, Sr.

Chairman

April 25,  2014

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE TO ENSURE THAT YOUR VOTES ARE COUNTED.

READING INTERNATIONAL, INC.
6100 Center Drive, Suite 900
Los Angeles, California 90045

PROXY STATEMENT

Annual Meeting of Stockholders
Thursday, May 15, 2014

INTRODUCTION

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Reading International, Inc. (the “Company,” “Reading,” “we,” “us,” or “our”) of proxies for use at our 2014 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 15, 2014, at 11:00 a.m., local time, at 6100 Center Drive, Suite 900, Los Angeles, California, and at any adjournment or postponement thereof.  This Proxy Statement and form of proxy are first being sent or given to stockholders on or about April 25, 2014.

At our Annual Meeting, you will be asked to (1) elect nine Directors to our Board of Directors to serve until the 2015 Annual Meeting of Stockholders, (2) act on an advisory vote on executive compensation, and (3)  act on any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

As of April 17, 2014, the record date for the Annual Meeting (the “Record Date”), there were outstanding 1,495,490 shares of our class B voting common stock (“Class B Stock”).  James J. Cotter, Sr., our Chairman and Chief Executive Officer, beneficially owned 1,123,888 shares of our Class B Stock on the Record Date, which shares represent a majority of the outstanding voting rights of the Company.  Accordingly, Mr. Cotter, Sr. has the power, acting alone and regardless of the vote of our other stockholders, to determine the outcome of each of the proposals on the agenda for the Annual Meeting.  Mr. Cotter, Sr. has advised us that he intends to follow the recommendations of our Board of Directors in casting his votes and to vote in favor of each of the proposals described in this Proxy Statement.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2014 – This Proxy Statement, along with the proxy card, and our Annual Report to Stockholders on Form 10-K for the year ended December 31, 2013 as filed with the Securities and Exchange Commission are available at our website, http://www.readingrdi.com, under “Investor Information.”

VOTING AND PROXIES

Am I eligible to vote?

If you owned shares of Class B Stock on the Record Date, you are eligible to vote, and you should have received a proxy card enclosed with this notice.  If you own Class B Stock and did not receive a proxy card, please contact our Corporate Secretary at (213) 235-2240.  Your shares of Class B Stock are entitled to one vote per share.

What if I own Class A Nonvoting Common Stock?

If you do not own any class B Stock, then you have received this proxy statement only for your information.  You and other holders of our class A nonvoting common stock (“Class A Stock”) have no voting rights with respect to the matters to be voted on at the Annual Meeting.

How will my shares be voted if I am a stockholder of record?

If you are a stockholder of record and do not vote via the Internet, by telephone or by returning a signed proxy card, your shares will not be voted unless you attend the Annual Meeting and vote your shares or designate some other person to vote on your behalf by issuance to such person of a valid proxy and such person attends the meeting and votes such shares on your behalf.

If you vote via the Internet or telephone and do not specify contrary voting instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to each of the Proposals.  Similarly, if you sign and submit your proxy card with no instructions, your shares will be voted in accordance with the recommendations of our Board of Directors with respect to each of the Proposals.

If I am a beneficial owner of shares, can my brokerage firm vote my shares?

If you are a beneficial owner and do not vote via the Internet, by telephone or by returning a signed voting instruction card to your broker, your shares may be voted only with respect to so-called routine matters where your broker has discretionary voting authority over your shares. Brokers will have no such discretionary authority to vote on any of the Proposals.  We encourage you, therefore, to provide instructions to your brokerage firm by returning the voting instruction card provided by that broker.

How do I vote in person?

If you are a stockholder of record, you may vote in person by attending the 2014 Annual Meeting.

If your shares are held in the name of a brokerage firm, bank nominee, or other institution, only it can give a proxy with respect to your shares.  Accordingly, if you want to vote in person, you will need to bring that proxy with you to evidence your rights to vote such shares.  If you do not have record ownership of your shares and want to vote in person at the Annual Meeting, you must obtain a proxy from the record holder of your shares and bring it with you to the Annual Meeting.

If I plan to attend the Annual Meeting, should I still submit a proxy?

Whether or not you plan to attend the Annual Meeting, we urge you to submit a proxy.  Submission of a proxy will not in any way affect your right to attend the Annual Meeting and vote in person.

What if I want to revoke my proxy?

You have the right to revoke your proxy at any time before it is voted on your behalf by:

•

submitting to our Corporate Secretary at our address at 6100 Center Drive, Suite 900, Los Angeles, California 90045, prior to the commencement of the Annual Meeting, a duly executed instrument dated subsequent to such proxy revoking the same;

•	submitting a duly executed proxy bearing a later date; or

•	attending the Annual Meeting and voting in person.

Proxy Solicitation and Expenses

In addition to the solicitation by mail, our employees may solicit proxies in person or by telephone, but no additional compensation will be paid to them for such services.  We will bear all the costs of soliciting proxies on behalf of our Board of Directors and will reimburse persons holding shares in their own names or in the names of their nominees, but not owning such shares beneficially, for the expenses of forwarding solicitation materials to the beneficial owners.

Quorum and Vote Required

The presence in person or by proxy of the holders of a majority of our outstanding shares of Class B Stock will constitute a quorum at the Annual Meeting.  Each share of our Class B Stock entitles the holder to one vote on all matters to come before the Annual Meeting.

The following voting rights are associated with respect to the Proposals:

•	As to Proposal 1 regarding the election of Directors, you may vote “FOR” or “WITHHOLD” with respect to all or any of the nominees.

•

As to Proposal 2 regarding the approval, by non-binding vote, of the compensation of our named executive officers as disclosed in this proxy statement, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you elect to abstain, it will have the same effect as an “AGAINST” vote.

An automated system administered by our transfer agent will tabulate votes cast by proxy at the Annual Meeting, and the inspector of elections for the Annual Meeting will tabulate votes cast in person at the Annual Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed to third parties except as may be necessary to meet legal requirements.

PROPOSAL  1:   ELECTION OF DIRECTORS

Nominees for Election

Nine Directors are to be elected at our Annual Meeting to serve until the annual meeting of stockholders to be held in 2015 or until their successors are elected and qualified.  Unless otherwise instructed, the proxy holders will vote the proxies received by us “FOR” the election of the nominees below, all of whom currently serve as Directors.  The nine nominees for election to the Board of Directors who receive the greatest number of votes cast for the election of Directors by the shares present and entitled to vote will be elected Directors.  If any nominee becomes unavailable for any reason, it is intended that the proxies will be voted for a substitute nominee designated by the Board of Directors.  We believe the nominees named will be able to serve if elected.

The names of the nominees for Director, together with certain information regarding them, are as follows:

Name	Age	Position
James J. Cotter, Sr.	76	Chairman of the Board and Chief Executive Officer (1)
James J. Cotter, Jr.	44	Vice Chairman of the Board(2)
Ellen M. Cotter	48	Director
Margaret Cotter	46	Director
Guy W. Adams	63	Director
William D. Gould	75	Director (3)
Edward L. Kane	76	Director (1)(2)(4)(5)
Douglas J. McEachern	62	Director (4)
Tim Storey	56	Director (4)(5)

(1) Member of the Executive Committee.

(2) Member of the Tax Oversight Committee.

(3) Lead Independent Director.

(4) Member of the Audit and Conflicts Committee.

(5) Member of the Compensation Committee.

James J. Cotter, Sr.

James J. Cotter, Sr. has been a Director of our Company since 1991, the Chairman of our Board since 1992, and our Chief Executive Officer since December 27, 2000.  Mr. Cotter, Sr. also served as our Chief Executive Officer from August 1, 1999 to October 16, 2000, and as a Director of our Company from 1986 to 1988.  Mr. Cotter, Sr. is a 50% owner of Sutton Hill Associates, a general partnership engaged in cinema-related activities primarily with our Company, a 50% member in Shadow View Land and Farming, LLC, a limited liability company in which our Company owns the remaining membership interest, and the sole voting member of Cotter Enterprises LLC (a family-owned private investment vehicle).  Mr. Cotter, Sr. is the father of Ellen M. Cotter, James J. Cotter, Jr., and Margaret Cotter.  Mr. Cotter also serves as a Director, officer, and/or manager of all of our consolidated subsidiaries, other than Shadow View Land and Farming, LLC, which is managed by our Company under the supervision of the Audit and Conflict Committee.

Mr. Cotter, Sr. is highly qualified to serve on our Board due to his decades of experience as an executive in the film exhibition and real estate industries, as well as experience in diverse ventures and investments.  Mr. Cotter, Sr. has also served on several Boards of public and private companies, primarily engaged in banking and real estate activities.  Furthermore, as the largest stockholder of the Company, his interests are generally aligned with those of the other stockholders of the Company, which enhances his value as a Director.  In those situations where there may be a conflict of interest, such matters are referred to our Audit and Conflicts Committee comprised entirely of independent Directors.

James J. Cotter, Jr.

James J. Cotter, Jr. has been a Director of the Company since March 21, 2002, and was appointed Vice Chairman of the Board in 2007.  The Board of Directors appointed Mr. James J. Cotter, Jr. to serve as the Company’s President, beginning June 1, 2013.  He had been Chief Executive Officer of Cecelia Packing Corporation (a Cotter family-owned citrus grower, packer, and marketer) since July 2004.  Mr. Cotter, Jr. served as a Director to Cecelia Packing Corporation from February 1996 to September 1997 and as a Director of Gish Biomedical from September 1999 to March 2002.  He was an attorney in the law firm of Winston & Strawn, specializing in corporate law, from September 1997 to May 2004.  Mr. Cotter, Jr. is the son of James J. Cotter, Sr. and the brother of Margaret Cotter and Ellen M. Cotter.

James J. Cotter, Jr. brings to the Board his experience as a business professional and corporate attorney.  In addition, with his direct ownership of approximately 671,000 shares of our Company’s Class A Common Stock, Mr. Cotter, Jr. is a significant stake holder in our Company.  Mr Cotter Jr. also holds options to acquire an additional 22,500 shares of Class A Common Stock.

Ellen M. Cotter

Ellen M. Cotter has been a member of the Board of Directors since March 13, 2013.  She joined the Company in March 1998, is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School.  Prior to joining the Company, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan.  Ms. Cotter is the daughter of James J. Cotter, Sr. and the sister of James J. Cotter, Jr. and Margaret Cotter.

Ms. Cotter brings to the Board her 15 years of experience working in our Company’s cinema operations, both in the United States and Australia.  For the past 12 years, she has served as the senior operating officer of our Company’s domestic cinema operations.  She has also served as the Chief Executive Officer of Reading’s subsidiary, Consolidated Entertainment, LLC, which operates substantially all of our cinemas in Hawaii and California.  With her direct ownership of approximately 674,000 shares of Class A Stock, Ms. Cotter is a significant stake holder in our Company.  Ms. Cotter also holds options to acquire an additional 95,000 shares of Class A Common Stock and 50,000 shares of Class B Voting Common Stock.

Ms. Cotter is a senior executive officer of our Company and, accordingly, will not be paid for her services as a Director, but has been granted the 20,000 stock options customarily granted to all new Directors.

Margaret Cotter

Margaret Cotter has been a Director of the Company since September 27, 2002.  Ms. Cotter is the owner and President of OBI, LLC, a company that provides live theater management services to our live theaters.  Pursuant to that management arrangement, Ms. Cotter also serves as the President of Liberty Theaters, the subsidiary through which we own our live theaters. Ms. Cotter manages the real estate which houses each of the four live theaters (without compensation). Ms. Cotter secures leases, manages tenancies, oversees maintenance and regulatory compliance of the properties as well as heads the day to day pre-development process and transition of our properties from live theatre operations to major realty developments.  Ms. Cotter was first commissioned to handle these properties by Sutton Hill Associates which subsequently sold the business to Reading with other real estate and theaters in 2000. Ms. Cotter is also a theatrical producer who has produced shows in Chicago and New York and a Board member of the League of Off-Broadway Theaters and Producers.  Ms. Cotter, a former Assistant District Attorney for King’s County in Brooklyn, New

York, graduated from Georgetown University Law Center.  She is the daughter of James J. Cotter, Sr. and the sister of James J. Cotter, Jr. and Ellen M. Cotter.

Ms. Cotter brings to the Board her experience as a live theater producer, theater operator and an active member of the New York theatre community, which gives her insight into live theater business trends that affect our business in this sector. Operating and overseeing these properties for over 15 years, Ms. Cotter contributes to the strategic direction for our developments. In addition, with her direct ownership of approximately 655,000 shares of our Company’s Class A Common Stock, Ms. Cotter is a significant stake holder in our Company.  Ms. Cotter also holds options to acquire an additional 27,500 shares of Class A Common Stock and 35,100 shares of Class B Voting Common Stock.

Guy W. Adams

Guy W. Adams is a Managing Member of GWA Capital Partners, LLC, a registered investment adviser managing GWA Investments, LLC.  The fund invests in various publicly traded securities.  Over the past ten years, Mr. Adams has served as an independent Director on the Boards of Directors of Lone Star Steakhouse & Saloon, Mercer International, Exar Corporation and Vitesse Semiconductor having served in various capacities as lead Director, Audit Committee Chair and/or Compensation Committee Chair.  Prior to this Mr. Adams provided investment advice to various family offices as well as investing his own capital in public and private equity transactions.

Mr. Adams received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University and his Masters of Business Administration from Harvard Graduate School of Business Administration.

Mr. Adams brings many years of experience serving as an independent Director on public company Boards, and in investing and providing financial advice in making investments in public companies.

William D. Gould

William D. Gould has been a Director of the Company since October 15, 2004 and has been a member of the law firm of TroyGould PC since 1986.  Previously, he was a partner of the law firm of O’Melveny & Myers.  We have from time to time retained TroyGould PC for legal advice.

As an author and lecturer on the subjects of corporate governance and mergers and acquisitions, Mr. Gould brings to the Board specialized experience as a corporate attorney.  Mr. Gould’s corporate transactional experience and expertise in corporate governance matters ensures that we have a highly qualified advisor on our Board to provide oversight in such matters.

Edward L. Kane

Edward L. Kane has been a Director of the Company since October 15, 2004.  Mr. Kane was also a Director of the Company from 1985 to 1998, and served as President from 1987 to 1988.  Mr. Kane currently serves as the Chairman of our Tax Oversight Committee and of our Compensation and Stock Option Committee (which we refer to as our Compensation Committee).  He also serves as a member of our Executive Committee and our Audit and Conflicts Committee.  Since 1996, Mr. Kane’s principal occupation has been healthcare consultant and advisor.  In that capacity, he has served as President and sole shareholder of High Avenue Consulting, a healthcare consulting firm, and as the head of its successor proprietorship.  At various times during the past three decades, he has been Adjunct Professor of Law at two of San Diego’s Law Schools, most recently in 2008 and 2009 at Thomas Jefferson School of Law, and prior thereto at California Western School of Law.

Mr. Kane brings to the Board his many years as a tax attorney and law professor.  Mr. Kane’s tax law experience has served the Company in its recent tax litigation and his expertise and guidance in such complex matters continue to be invaluable to the Company.    Mr. Kane also brings his experience as a past President of Craig Corporation and of Reading Company, two of our corporate predecessors, as well as a former member of the Boards of Directors of several publicly held corporations.

Douglas J. McEachern

Douglas J. McEachern has been a Director of the Company since May 17, 2012 and Chairman of our Audit and Conflicts Committee since August 1, 2012.  He has served as a member of the Board of Directors  and of the Audit and Compensation Committee for Willdan Group, a NASDAQ listed engineering company, since 2009.  Mr. McEachern is also the Chairman of the Board of Directors of Community Bank in Pasadena, California and a member of its Audit Committee.  He also is a member of the Finance Committee of the Methodist Hospital of Arcadia.  Since July 2009, Mr. McEachern has also served as an instructor of auditing and accountancy at Claremont McKenna College and of accounting at California State Polytechnic University at Pomona.  Mr. McEachern was an audit partner from July 1985 to May 2009 with the audit firm, Deloitte and Touche, LLP, with client concentrations in financial institutions and real estate.  Mr. McEachern was also a Professional Accounting Fellow with the Federal Home Loan Bank Board in Washington DC, from June 1983 to July 1985.  From June 1976 to June 1983, Mr. McEachern was a staff member and subsequently a manager with the audit firm, Touche Ross & Co. (predecessor to Deloitte & Touche, LLP).  Mr. McEachern received a B.S. in Business Administration in 1974 from the University of California, Berkeley, and an M.B.A. in 1976 from the University of Southern California.

Mr. McEachern brings to the Board his more than 36 years’ experience meeting the accounting and auditing needs of financial institutions and real estate clients, including our Company.  Mr. McEachern also brings his experience reporting as an independent auditor to the Boards of Directors of a variety of public reporting companies and as a Board member himself for various companies and not-for-profit organizations.

Tim Storey

Tim Storey has been a Director of the Company since December 28, 2011.  Mr. Storey has served as the sole outside Director of the Company’s wholly-owned New Zealand subsidiary since 2006.  He has served since April 1, 2009 as a Director of DNZ Property Fund Limited, a commercial property investment fund based in New Zealand and listed on the New Zealand Stock Exchange, and was appointed Chairman of the Board of that company on July 1, 2009.    From 2011 to 2012, Mr. Storey was a Director of NZ Farming Systems Uruguay, also a New Zealand listed company.  NZ Farming Systems Uruguay owns and operates dairy farms in Uruguay.  Prior to being elected Chairman of DNZ Property Fund Limited, Mr. Storey was a partner in Bell Gully (one of the largest law firms in New Zealand).  Mr. Storey is also a principal in Prolex Advisory, a private company in the business of providing commercial advisory services to a variety of clients and related entities.  Prolex Advisory has provided consulting services primarily with respect to fund management and commercial property/project transactions across a range of industries including health care, community housing, student accommodations and agriculture.

Mr. Storey brings to the Board many years of experience in New Zealand corporate law and commercial real estate matters.  He serves as a Director of our New Zealand subsidiary.

Attendance at Board and Committee Meetings

During the year ended December 31, 2013, our Board of Directors met five times.    The Audit and Conflicts Committee and the Compensation Committee each held six meetings, while the Tax Oversight Committee held five meetings.

Each Director attended at least 75% of these Board Meetings and at least 75% of the meetings of all committees on which he or she served.

Code of Ethics

We have adopted a Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller and Company employees, which is available on our website at www.readingrdi.com.

Indemnity Agreements

We currently have indemnity agreements in place with each of our current Directors and senior officers, as well as certain of the Directors and senior officers of our subsidiaries.  Under these agreements, we have agreed, subject to certain exceptions, to indemnify each of these individuals against all expenses, liabilities and losses incurred in connection with any threatened, pending or contemplated action, suit or proceeding, whether civil or criminal, administrative or investigative, to which such individual is a party or is threatened to be made a party, in any manner, based upon, arising from, relating to or by reason of the fact that such individual is, was, shall be or has been a Director, officer employee, agent or fiduciary of the Company.

Compensation of Directors

During 2013, all of our Directors, except those who are working executives, received an annual fee of $35,000 for their services, including attendance at meetings of the Board and Board committees.  In addition, each Director received a one-time payment of $3,000. For 2013, the Chairman of our Audit and Conflicts Committee received an additional $7,000, the Chairman of our Compensation Committee received an additional $5,000, and the Chairman of our Tax Oversight Committee received an additional $18,000.

Prior to becoming the Company’s President on June 3, 2013, James J. Cotter, Jr. received  $59,000 for his services as Director and Vice Chairman of the Board in 2013.

In addition, upon joining the Board, new Directors receive immediately vested options to purchase 20,000 shares of our Class A Stock at an exercise price equal to the market price of the stock at the date of grant.  Our Directors are from time to time granted additional stock options as a part of their continuing compensation for their ongoing participation on our Board of Directors.  These awards are based upon the recommendations of our Chairman and principal shareholder, James J. Cotter, Sr., which recommendations are reviewed and acted upon by our entire Board of Directors.  Typically, in such cases, each sitting Director (other than Mr. Cotter, Sr., who does not participate in such awards) is awarded the same number of options, and such options are granted on the same terms.  Historically, we have granted our officers and Directors replacement options where their options would otherwise expire with exercise prices that were out of the money at the time of such expiration.  Such awards have in each case been recommended by Mr. Cotter, Sr. to our Compensation Committee for the committee’s consideration.

Director Compensation Table

The following table summarizes the Director compensation for the year ended December 31, 2013:

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
James J. Cotter, Sr. (1)	$--	$--	$--	$--
James J. Cotter, Jr. (1)	$59,000	$--	$--	$59,000
Ellen M. Cotter (1)	$--	$35,000 (4)	$--	$35,000
Margaret Cotter (2)	$38,000	$10,000 (5)	$--	$48,000
Guy W. Adams (3)	$--	$--	$--	$--
William D. Gould	$38,000	$10,000 (5)	$--	$48,000
Edward L. Kane	$61,000	$10,000 (5)	$--	$71,000
Douglas J. McEachern	$45,000	$10,000 (5)	$--	$55,000
Tim Storey	$38,000	$10,000 (5)	$21,000 (6)	$69,000
Alfred Villaseñor (7)	$38,000	$10,000 (5)	$--	$48,000

(1)

Mr. Cotter, Sr. and Ms. Ellen Cotter receive compensation only as executive officers of the Company and not in their capacities as Directors. Prior to becoming the Company’s President on June 3, 2013, James J. Cotter, Jr. received $59,000 for his services as Director and Vice Chairman of the Board in 2013.

(2)

In addition to her Director’s fees, Margaret Cotter receives a combination of fixed and incentive management fees under the OBI Management Agreement described under the caption “Certain Transactions and Related Party Transactions - OBI Management Agreement,” below.

(3)	Mr. Adams joined the Board on January 14, 2014 and was granted 20,000 options on the same date.
(4)	As a new Director, Ellen Cotter was granted 20,000 options on March 7, 2013.
(5)	Each of these Directors was granted 5,000 options on June 21, 2013.
(6)	This amount represents fees paid to Mr. Storey as the sole independent Director of our Company’s wholly-owned New Zealand subsidiary.
(7)

Alfred Villaseñor, who has been a Director of the Company since 1987, has decided not to put his name forward for re-election this year.  Accordingly, his term will end and he will be retiring from our Board, effective upon election of his successor at our upcoming Annual Meeting.

Board Committees and Corporate Governance

Our Board of Directors has standing Executive, Audit and Conflicts, Compensation, and Tax Oversight Committees.  These committees are discussed in greater detail below.

James J. Cotter, Sr. owns beneficially a majority of our Class B Stock and accordingly holds more than 50% of the voting power for the election of Directors of the Company.  Therefore, our Board of Directors,  has determined that our Company is a “Controlled Company” under section 5615(c)(1) of the listing rules of The NASDAQ Capital Stock Market (the “NASDAQ Rules”).  After reviewing the benefits and detriments of taking advantage of the exceptions to the corporate governance rules set forth in section 5605 of the NASDAQ Rules, our Board of Directors in 2009 unanimously determined to take advantage of all of the exceptions from the NASDAQ Rules afforded to our Company as a Controlled Company.

A Controlled Company is not required to have an independent nominating committee or independent nominating process.  It was noted by our Directors that the use of an independent nominating committee or independent nominating process would be of limited utility, since any nominee would need to be acceptable to Mr. Cotter, Sr. as our controlling stockholder, in order to be elected.  Mr. Cotter, Sr., as the holder of a majority of the voting power of our Company, is able to unilaterally elect candidates to our Board of Directors at our annual meeting or any other meeting where our Directors are to be elected or remove a Director from the

Board of Directors.  Historically, Mr. Cotter, Sr. has identified and recommended nominees to our Board of Directors in consultation with our other incumbent Directors.

Our Board of Directors does not have a formal policy with respect to the consideration of Director candidates recommended by our stockholders.  No stockholder has, in more than the past ten years, made any proposal or recommendation to the Board as to potential nominees, nor has Mr. Cotter, Sr. ever proposed, in the time he has been our principal or controlling stockholder, any nominee that our remaining Directors have found to be unacceptable.  Neither our governing documents nor applicable Nevada law place any restriction on the nomination of candidates for election to our Board of Directors directly by our stockholders.  In light of the facts that (i) we are a Controlled Company under the NASDAQ Rules and exempted from the requirements for an independent nominating process and (ii) our governing documents and Nevada law place no limitation upon the direct nomination of Director candidates by our stockholders, our Board of Directors believes there is no need for a formal policy with respect to Director nominations.

Our Board of Directors will consider nominations from our stockholders, provided written notice is delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the immediately preceding annual meeting of our stockholders at which Directors are elected, or such earlier date as may be reasonable in the event that our annual stockholders meeting is moved forward.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our common stock that are beneficially owned by such nominee, and such other information required by the proxy rules of the SEC with respect to a nominee of our Board of Directors.

Our Directors have not adopted any formal criteria with respect to the qualifications required to be a Director or the particular skills that should be represented on our Board of Directors, other than the need to have at least one Director and member of our Audit and Conflicts Committee who qualifies as an “audit committee financial expert,” and have not historically retained any third party to identify or evaluate or to assist in identifying or evaluating potential nominees.  We have no policy of considering diversity in identifying Director nominees.

Five of the current nominees are long-standing incumbent Directors, and all nine nominees were originally recommended by Mr. Cotter, Sr.  No other recommendations were received by us with respect to possible nominees to our Board of Director for consideration at our upcoming Annual Meeting of Stockholders.

James J. Cotter, Sr., serves as our Chief Executive Officer and as Chairman of the Board of Directors.  We believe this leadership structure is appropriate because it is more efficient than having these roles divided, and, because the first-hand knowledge of our business operations that our Chairman possesses as Chief Executive Officer, better serves our entire Board in its decision making.  In lieu of separating the Chief Executive Officer and Chairman functions, the Board has designated William D. Gould to serve as our Lead Independent Director, to chair meetings of the independent Directors, and to act as liaison between our Chairman and our independent Directors.

Our Board of Directors oversees risk by remaining well-informed through regular meetings with management and our Chairman’s personal involvement in our day-to-day business including any matters requiring specific risk management oversight.  Our Vice-Chairman chairs regular senior management meetings, which are typically held weekly, one addressing domestic issues and the other addressing overseas issues.    The risk oversight function of our Board of Directors is enhanced by the fact that our Audit and Conflict Committee is comprised entirely of independent Directors.

We encourage, but do not require, our Board members to attend our annual meeting of stockholders.  Six of our nine then-incumbent Directors attended last year’s annual meeting.

Executive Committee

A standing Executive Committee, comprised of Mr. Cotter, Sr., Mr. Kane and Mr. Villaseñor, is authorized, to the fullest extent permitted by Nevada law, to take action on matters between meetings of the full Board of Directors.  In recent years, this committee has not been used to take any action on corporate matters.    With the exception of matters delegated to the Audit and Conflicts Committee or the Compensation Committee, all matters requiring Board approval have been considered by the entire Board of Directors.

Audit and Conflicts Committee

Our Board of Directors maintains a standing Audit and Conflicts Committee, which we refer to as the “Audit Committee.”  The Audit Committee operates under a Charter adopted by the Board of Directors, and is available on our website at www.readingrdi.com.  Our Board of Directors has determined that the Audit Committee is comprised entirely of independent Directors, (as defined in section 5605(a)(2) of the NASDAQ Rules), and that Mr. McEachern, the Chairman of our Audit Committee, is qualified as an Audit Committee Financial Expert.  With respect to our fiscal year ended December 31, 2013, our Audit and Conflicts Committee was comprised of Messrs. McEachern, Kane,  and Storey.

Audit

Audit Committee Report

The following is the report of the Audit Committee of our Board of Directors with respect to our audited financial statements for the fiscal year ended December 31, 2013.

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that we specifically incorporate it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

The purpose of the Audit Committee is to assist the Board in its general oversight of our financial reporting, internal controls and audit functions.  The Audit Committee operates under a written Charter adopted by our Board of Directors.  The Charter is reviewed periodically and subject to change, as appropriate.  The Audit Committee Charter describes in greater detail the full responsibilities of the Audit Committee.

In this context, the Audit Committee has reviewed and discussed the Company’s audited financial statements with management and Grant Thornton, LLP, our independent auditors.  Management is responsible for:  the preparation, presentation and integrity of our financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. Grant Thornton, LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as an opinion on (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with Grant Thornton, LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” and PCAOB Auditing Standard No. 2, “An Audit of Internal Control Over Financial Reporting Performed in Conjunction with an Audit of Financial Statements.”  In addition, Grant Thornton, LLP has provided the Audit Committee with the written disclosures and the letter required by the Independence Standards Board Standard No. 1, as amended, “Independence Discussions with Audit Committees,” and the Audit Committee has discussed with Grant Thornton, LLP their firm’s independence.

Based on their review of the consolidated financial statements and discussions with and representations from management and Grant Thornton, LLP referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for fiscal year 2013 for filing with the SEC.

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States. That is the responsibility of management and the Company’s independent registered public accounting firm. In giving its recommendation to the Board of Directors, the Audit Committee relied on (1) management’s representation that such financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and (2) the report of the Company’s independent registered public accounting firm with respect to such financial statements.

Respectfully submitted by the Audit Committee.
Douglas J. McEachern, Chairman Edward L. Kane Tim Storey

Compensation Committee

Our Board of Directors has a standing Compensation Committee comprised entirely of independent Directors.  The current members of this committee are Alfred Villaseñor, Tim Storey and Edward L. Kane, who serves as Chairman.

The Compensation Committee evaluates and makes recommendations to the full Board of Directors regarding the compensation of our Chief Executive Officer, James J. Cotter, Sr. and of any Cotter family member,  provides from time to time advice to James J. Cotter, Sr. regarding the compensation of other executives, as requested by Mr. Cotter, Sr., and performs other compensation related functions as delegated.  The Compensation Committee Report is shown below under the heading, “Compensation Committee Report.”

Tax Oversight Committee

Given our operations in the United States, Australia, and New Zealand and our historic net operating loss carry forwards, our Board formed a Tax Oversight Committee to review with management and to keep the Board abreast of and informed about the Company’s tax planning and such tax issues as may emerge from time to time.  This committee is comprised of Messrs. Edward L. Kane and James J. Cotter, Jr.  Mr. Kane serves as the Chairman of the committee.

Vote Required

The nine nominees receiving the greatest number of votes cast at the Annual Meeting will be elected to the Board of Directors.

Mr. Cotter, Sr. has advised us that he intends to vote his shares of Class B Stock in favor of each of our nominees.  Since Mr. Cotter, Sr. owned a majority of the outstanding shares of Class B Stock on the Record Date, if he votes all of his shares as he has advised, each of the nominees will be elected regardless of the vote of our other stockholders.

Recommendation of the Board

THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.

PROPOSAL 2:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) mandates that our stockholders vote whether to approve, on an advisory or non-binding basis, the compensation of our “named executive officers” as disclosed in this proxy statement.  Currently, our named executive officers are Messrs. James J. Cotter, Sr., Ellen M. Cotter, Andrzej Matyczynski, Robert F. Smerling, and Wayne D. Smith.  A description of the compensation paid to these individuals is set out below under the heading, “Executive Compensation.”

This vote is advisory in nature and therefore not binding on us, our Compensation Committee, or our Board of Directors.  Furthermore, this vote is not intended to address any specific item of compensation, but rather the overall compensation of these executive officers and our general compensation policies and practices.

Vote Required

The affirmative vote of a majority of the shares of our Class B Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for advisory approval of this proposal.

Mr. Cotter has indicated that he intends to vote his approximately 70% of the outstanding shares of our Class B Stock in accordance with the Board of Directors’ recommendation and “for” such approval, and if he does, Proposal 2 will be approved.

Recommendation of the Board

OUR BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table sets forth the shares of Class A Stock and Class B Stock beneficially owned on the Record Date by:

•	each of our incumbent Directors and Director nominees;
•	each of our named executive officers set forth in the Summary Compensation Table of this Proxy Statement;
•	each person known to us to be the beneficial owner of more than 5% of our Class B Stock; and
•	all of our incumbent Directors and executive officers as a group.

Except as noted, we believe that each beneficial owner has sole voting power and sole investment power with respect to the shares shown.

	Amount and Nature of Beneficial Ownership (1)
	Class A Stock		Class B Stock
Name and Address of	Number of	Percentage	Number of	Percentage
Beneficial Owner	Shares	of Stock	Shares	of Stock

James J. Cotter, Sr. (2)	3,024,097	13.7%	1,123,888	70.4%
James J. Cotter, Jr. (3)	718,232	3.3%	--	--
Ellen M. Cotter (4)	768,766	3.5%	50,000	3.2%
Margaret Cotter (5)	682,870	3.1%	35,100	2.3%
Guy Adams (6)	20,000	*	--	--
William D. Gould (7)	84,840	*	--	--
Edward L. Kane (7)	65,000	*	100	*
Douglas J. McEachern (8)	29,000	*	--	--
Tim Storey (8)	25,000	*	--	--
Alfred Villaseñor (9)	34,300	*	--	--
Andrzej Matyczynski (10)	73,244	*	--	--
Robert F. Smerling (11)	43,750	*	--	--
Wayne Smith	--	--	--	--

Mark Cuban (12) 5424 Deloache Avenue Dallas, Texas 75220	72,164	*	207,611	13.9%
PICO Holdings, Inc. and PICO Deferred Holdings, LLC (13) 875 Prospect Street, Suite 301 La Jolla, California 92037	N/A	N/A	97,500	6.5%
All Directors and Executive Officers as a Group (12 persons)(14)	5,534,799	24.7%	1,209,088	71.9%

(1)

Percentage ownership is determined based on 22,015,738 shares of Class A Stock and 1,495,490 shares of Class B Stock outstanding on the Record Date.  Beneficial ownership is determined in accordance with SEC rules.  Shares subject to options that are presently exercisable, or exercisable within 60 days of the Record Date, which are indicated by footnote, are deemed to be beneficially owned by the person holding the options and are deemed to be outstanding in computing the percentage ownership of that person, but not in computing the percentage ownership of any other person.  An asterisk (*) denotes beneficial ownership of less than 1%.

(2)

The Class B Stock shown includes 100,000 shares subject to stock options and 1,023,888 shares owned by the James J. Cotter Living Trust, of which Mr. Cotter, Sr. is the sole trustee.  The shares of Class A Stock shown include 1,602,226 shares owned by the James J. Cotter Living Trust, 29,730 shares held in a pension fund in Mr. Cotter, Sr.’s name,  1,000,000 shares held by Cotter Enterprises, LLC, of which Mr. Cotter, Sr. is the sole voting member, 289,390 shares held by a trust for Mr. Cotter, Sr.’s grandchildren, of which Mr. Cotter, Sr. is the trustee, and 102,751 held by the James J. Cotter Foundation, of which Mr. Cotter, Sr. is the trustee.  Mr. Cotter, Sr. has no pecuniary interest in the shares held by his grandchildren’s trust or the James J. Cotter Foundation.  Mr. Cotter, Sr.’s pecuniary interest in the shares held by Cotter Enterprises, LLC is limited to 10,000 of the shares held by Cotter Enterprises, LLC, representing his 1% interest in that entity.  The Cotter 2005 Children’s Trust U/D/T dated December 31, 2005 (the “Cotter Children’s Trust”) holds a 99% non-voting interest in Cotter Enterprises, LLC.

(3)

The Class A Stock shown includes 22,500 shares subject to stock options, and excludes any indirect interest in the shares held by Cotter Enterprises, LLC. It also includes 25,000 shares subject to stock options exercisable on June 3, 2014.

(4)

The Class A Stock shown includes 95,000 shares subject to stock options, and excludes any indirect interest in the shares held by Cotter Enterprises, LLC.  The Class B Stock shown consists of shares subject to stock options.

(5)

The Class A Stock shown includes 27,500 shares subject to stock options, and excludes any indirect interest in the shares held by Cotter Enterprises, LLC.  The Class B Stock shown consists of shares subject to stock options.

(6)	Includes 20,000 shares subject to stock options.

(7)	Includes 47,500 shares subject to stock options.

(8)	Includes 25,000 shares subject to stock options.

(9)	Includes 22,500 shares subject to stock options.

(10)	Includes 47,600 shares subject to stock options.

(11)	Includes 43,750 shares subject to stock options.

(12)	Based on Mr. Cuban’s Form 4 filed on July 18, 2011 and Schedule 13-G filed on February 14, 2012.

(13)	Based on the PICO Holdings, Inc. and PICO Deferred Holdings, LLC Schedule 13-G filed on February 15, 2011.

(14)	The Class A Stock shown includes 423,850 shares subject to stock options and the Class B Stock shown includes 185,100 shares subject to stock options.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and Directors and persons who own more than 10% of either class of our common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission.  The SEC rules also require such reporting persons to furnish us with a copy of all Section 16(a) forms they file.

Based solely on a review of the copies of the forms we have received and on written representations from certain reporting persons, during 2013, it appears that certain Section 16(a) filings were not timely made.      Mr. James J. Cotter, Sr. filed four late reports on Form 4 covering five transactions.  M. James J. Cotter, Jr. filed one late report on From 4 and one late report on Form 5 covering two transactions.  Ellen M. Cotter filed two late reports on Form 4, pertaining to five transactions.  Ms. Margaret Cotter filed one late filing on Form 4 and one late filing on Form 5 pertaining to two transactions.  Messrs. William Gould, Edward L. Kane, Douglas J. McEachern and Alfred Villasenor each filed one late Form 4 relating to the grant of Director stock option to them on June 21, 2013.  Mr. Andrzej J. Matyczynski made three late filings on form 4 relating to three transactions.  Mr. Wayne Smith filed one late filing on from 4, relating to a single transaction.   Generally speaking, these late filing related to the granting or exercise of stock options or stock grants or, in the case of the members of the Cotter family, transfers between affiliates of such Cotter Family Members and did not involve open market transactions.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers other than James J. Cotter, Sr., James J. Cotter, Jr., and Ellen M. Cotter, whose information is set forth above under “Proposal 1: Election of Directors – Nominees for Election.”

Name	Age	Title
Andrzej Matyczynski	61	Chief Financial Officer and Treasurer
Robert F. Smerling	79	President - Domestic Cinemas
Wayne Smith	56	Managing Director – Australia and New Zealand

Andrzej Matyczynski has served as our Chief Financial Officer and Treasurer of our Company since November 1999.  Prior to joining our Company, he spent 20 years in various senior roles throughout the world at Beckman Coulter Inc., a U.S. based multi-national.  Mr. Matyczynski earned a Masters Degree in Business Administration from the University of Southern California.

Robert F. Smerling has served as President of our domestic cinema operations since 1994.  Mr. Smerling has been in the cinema industry for 56 years and, immediately before joining our Company, served as the President of Loews Theatres Management Corporation.

Wayne D. Smith joined the Company in April 2004 after 23 years with Hoyts Cinemas.  During his time with Hoyts, he was a key driver, as Head of Property, in growing the company’s Australian and New Zealand operations via an AUD$250 million expansion to more than 50 sites and 400 screens.  While at Hoyts, his career included heading up the group’s car parking company, cinema operations, representing Hoyts as a Director on various joint venture interests, and coordinating many asset acquisitions and disposals the company made.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Role and Authority of the Compensation Committee

The Board of Directors of our Company has established a standing Compensation Committee, which we refer to in this section as the “Committee,” consisting of two or more of our non-employee Directors. As a Controlled Company, we are exempt from the NASDAQ Rules regarding the determination of executive compensation. The Compensation Committee has no formal charter, and acts pursuant to the general authority delegated to the Committee by our Board of Directors.

The Compensation Committee recommends to the full Board of Directors the compensation of our Chief Executive Officer and of any Cotter family members. Our Board of Directors, with Directors James J. Cotter, Sr., Ellen M. Cotter, Margaret Cotter, and James J. Cotter, Jr. abstaining, typically accepts the recommendation of the Compensation Committee without modification, but reserves the right to modify the recommendations or take other action.  James J. Cotter, Sr., as our Chairman and Chief Executive Officer, has been delegated responsibility by our Board to determine the compensation of our executive officers other than Cotter family members.  In his discretion, however, Mr. Cotter, Sr., may seek the advice of the Compensation Committee on matters related to the compensation of other named executive officers. The Board of Directors exercises oversight of Mr. Cotter, Sr.’s executive compensation decisions as a part of his performance as our Company’s Chief Executive Officer, and from time to time performs other compensation-related functions.

Throughout this proxy section, the individuals named in the Summary Compensation Table, below, are referred to as the “named executive officers.”

CEO Compensation

The Compensation Committee recommends to the Board of Directors the annual compensation of our Chief Executive Officer, based primarily upon the Compensation Committee’s annual review of peer group practices and the advice of an independent third-party compensation consultant who reports directly to the Compensation Committee.  Consistent with the above program, the Compensation Committee utilizes three elements -- a base salary cash component, a discretionary annual cash bonus component, and a fixed stock grant component -- with respect to our Chief Executive Officer’s compensation.  The objective of each element is to reasonably reward Mr. Cotter, Sr. for his performance and leadership.

In 2012, the Compensation Committee engaged Towers Watson, executive compensation consultants, to analyze our Chief Executive Officer’s total direct compensation compared to a peer group of companies. In preparing the analyses, Towers Watson, in consultation with our management, including Mr. James J. Cotter, Sr., identified a peer group of companies in the real estate and cinema exhibition industries, our two business segments, based on market value, industry, and business description. The Committee relied upon the Towers Watson 2012 analysis in determining our Chief Executive Officer’s compensation for 2013.

In 2007, our Board of Directors approved a supplemental executive retirement plan (“SERP) pursuant to which we agreed to provide Mr. Cotter, Sr., supplemental retirement benefits to reward him for his more than 25 years of service to our Company and its predecessors. The SERP is described in greater detail below under the caption “Supplemental Executive Retirement Plan.” As this plan was adopted as a reward for past services and as the amounts to be paid under that plan are determined by application of an already agreed to formula, the Compensation Committee does not take into account the benefits under that plan in determining Mr. Cotter, Sr.’s annual compensation. The amounts reflected in the Executive Compensation Table under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” reflect an actuarial analysis of any increase in the present value of the SERP benefit and reflects the actuarial impact of the payment of Mr. Cotter, Sr.’s cash compensation and changes in interest rates. Since the plan is unfunded, this amount does not reflect any actual payment by our Company into the plan or the value of any assets in the plan (of which there are none). The benefits to Mr. Cotter, Sr. under the plan are tied only to the cash portion of his compensation, and not to compensation in the form of stock options or stock grants.

2013 CEO Compensation

For purposes of establishing our Chief Executive Officer’s 2013 Compensation, Towers Watson in December 2012 provided the Committee an updated written assessment of Mr. Cotter Sr.’s total direct compensation compared to the following peer group of companies:

Acadia Realty Trust	Inland Real Estate Corp.
Amalgamated Holdings Ltd.	Kite Realty Group Trust
Associated Estates Realty Corp.	LTC Properties Inc.
Bluegreen Corp.	Pennsylvania Real Estate Investment Trust
Carmike Cinemas Inc.	Ramco-Gershenson Properties Trust
Cedar Shopping Centers Inc.	Regal Entertainment Group
Cinemark Holdings Inc.	The Marcus Corporation
Entertainment Properties Trust	Urstadt Biddle Properties Inc.
Glimcher Realty Trust	Village Roadshow Ltd.
IMAX Corporation

The 2012 Towers Watson analysis predicted pay levels of the peer group for 2013 using regression analysis to adjust pay data based on estimated annual revenues of $250 million. Towers Watson considers pay levels to be competitive if they are within 15% (plus or minus) of the levels among the peer companies. According to Towers Watson’s assessment, Mr. Cotter Sr.’s overall compensation was in line with the 66th percentile among the peer companies.  The Compensation Committee, however, does not target Mr. Cotter Sr.’s compensation to any particular percentile of compensation among the peer companies.

The Company paid Towers Watson a fee of $24,000 for its services in preparing the 2012 analysis.

Based on the above 2012 Towers Watson analysis, on January 15, 2013, the Compensation Committee recommended to the Board, and the Board subsequently accepted, the following compensation program for our Chief Executive Officer for 2013.

Salary:$750,000

The Compensation Committee determined to increase Mr. Cotter, Sr.’s 2013 annual base salary from $700,000 in 2012 to $750,000, or approximately 7%.  According to Tower Watson’s advice, most of the peer group companies were considering increases in the range of 3%.  In deciding to recommend an increase in Mr. Cotter, Sr.’s annual base salary, the Compensation Committee decided to maintain Mr. Cotter Sr.’s overall total compensation increase from 2012 to within the 3% range, but make the adjustment fully on the base salary.  The Compensation Committee also considered the fact that the increase would necessarily result in an increase in Mr. Cotter, Sr.’s SERP, but this did not affect the Compensation Committee’s recommendation, since the SERP is fully vested and, except for changes in benefits resulting from changes in Mr. Cotter, Sr.’s annual cash compensation, Mr. Cotter, Sr. is no longer accruing additional benefits under the SERP.

Discretionary Cash Bonus:Up to $500,000.

The Compensation Committee determined to maintain the upper range of Mr. Cotter, Sr.’s usual discretionary cash bonus for 2013 at the 2012 level.  No benchmarks, formulas or quantitative or qualitative measurements of any kind were specified for use in determining the amount of cash bonus to be awarded within this range.  In its annual compensation review, the Compensation Committee recommends to the Board the actual amount of the cash bonus, within such range, at its discretion and based solely on its subjective evaluation of our Chief Executive Officer’s performance.  As it typically has done in the past, in December 2013 the Compensation Committee recommended that the full amount of the discretionary cash bonus be awarded to Mr. Cotter, Sr. for 2013.  The Compensation Committee reserved the right to increase the $500,000 upper range of discretionary cash bonus amount based upon parameters discussed with Mr. Cotter, Sr.

At its January 15, 2013 meeting, the Compensation Committee also determined to recommend to the Board of Directors an additional 2013 cash bonus to Mr. Cotter, Sr. of up to $500,000 based on the achievement of specified criteria relating to the progress of the Company’s proposed Cinemas and Union Square developments in New York City.

In subsequent informal discussions among the Compensation Committee members later in 2013, they discussed the progress of the Company’s development, which had been delayed temporarily by subway and landmarking issues, as well as the continued importance to the Company of the proposed development and estimated appreciation in the value of the proposed development.  The Compensation Committee members also considered the diversion of Mr. Cotter, Sr.’s time and attention by other business of the Company, including the successful sale of the Company’s Moonee Ponds Property for AUS$23 million, which the Compensation Committee had not considered in recommending the additional $500,000 bonus for 2013.

As a result of the above, at a meeting of the Board of Directors on January 14, 2014, the Chairman of the Compensation Committee summarized the discussions among the Compensation Committee members and reported that there was a consensus among the members that Mr. Cotter, Sr. should be awarded the full additional $500,000 bonus for 2013 despite the Company’s failure to meet certain criteria originally established by the Compensation Committee in January 2013 as the basis for the payment of the additional $500,000 bonus for 2013.  Based on the Compensation Committee’s report and recommendations, the Board of Directors, with Mr. Cotter, Sr. and Mr. Cotter, Jr. and Ellen Cotter abstaining, approved the payment to Mr. Cotter, Sr., of the full $500,000 additional bonus for 2013.

Stock Bonus:$750,000 (125,209 shares of Class A Stock).

In its meeting on January 15, 2013, the Compensation Committee determined that, so long as Mr. Cotter, Sr.’s employment with the Company was not terminated prior to December 31, 2013 other than as a result of his death or disability, he was to receive 125,209 shares of our Company’s Class A Stock: the number of shares of Class A nonvoting common stock equal to $750,000 divided by the closing price of the stock on January 15, 2013, the date the Committee approved the stock bonus.  These shares were issued on April 8, 2014.

None of our executive officers plays a role in determining the compensation of our Chief Executive Officer. When invited by the Compensation Committee, Mr. Cotter, Sr. attends meetings of the Compensation Committee.  In 2013, he attended one such meeting.  Before recommending any changes to our Chief Executive Officer’s compensation, the Compensation Committee typically discusses the proposed changes with Mr. Cotter, Sr. and Andrzej Matyczynski, our Chief Financial Officer, occasionally attends Compensation Committee meetings as he did in 2013 to provide information as requested by the Committee.

2014 CEO Compensation

For purposes of establishing our Chief Executive Officer’s 2014 compensation, the Company engaged Towers Watson to generate an updated report, which the Company received on February 26, 2014.

The Company paid Towers Watson $7,455 for the updated report.

The Towers Watson analysis focused on the competitiveness of Mr. Cotter, Sr.’s annual base salary, total cash compensation and total direct compensation (i.e., total cash compensation plus expected value of long-term compensation) relative to, with one exception, the same peer group of 19 United States and Australian companies and published compensation survey data, and to the Company’s compensation philosophy.  The excepted former peer group company was Bluegreen Corp., which was acquired in 2013.

Towers Watson again predicted pay levels by using regression analysis to adjust compensation data based on estimated annual revenues of $260 million (i.e., the Company’s approximate annual revenues) for all companies, excluding financial services companies.  The published survey data was updated to January 1, 2014 using an annual update factor of 3%, which reflects the projected 2013 salary budget increase for the arts, entertainment and recreation industry.  As in its prior reports to the Company, Towers Watson did not evaluate Mr. Cotter, Sr.’s SERP, because the SERP is fully vested and accrues no additional benefits except as Mr. Cotter, Sr.’s annual cash compensation changes.

The Towers Watson analysis indicated that Mr. Cotter, Sr.’s total direct compensation for 2013, including the $500,000 additional cash bonus to Mr. Cotter, Sr., was in line with the 66th percentile of the peer group.

The Towers Watson analysis indicated that the peer group data, with the exception of annual base salary, is above Mr. Cotter, Sr.’s annual base salary as it was in 2012 even after the 7% increase in Mr. Cotter, Sr.’s salary implemented in 2013.  The peer group is partially comprised of companies that are larger than Reading and the 66th percentile level tend to reflect the larger peers.  However, Towers Watson analysis also indicated that the size of the Company’s peers does not materially affect the pay levels at the peer companies.  The published survey data of companies of comparable size reviewed by Towers Watson is below the Company’s pay levels.

Towers Watson combined the data from the peer group and the published survey data to compile “blended” market data.  As compared to the blended market data, Mr. Cotter, Sr.’s cash compensation is in line with the 66th percentile while the total direct compensation, which includes the expected value of long-term incentive compensation, would have been below the 66th percentile, without the additional $500,000 cash bonus paid to Mr. Cotter, Sr. for 2013.

Because our Company is comparable to the smaller companies in the peer group, Towers Watson reviewed whether the size of the proxy peer group of companies had a meaningful impact on reported CEO pay levels, and concluded that there is a weak correlation between company size and CEO compensation.  It concluded, therefore, that it is not necessary to separately adjust the peer group data based on the size of our Company, since the peer group was selected based on the acceptable revenue range.    The Compensation Committee met on February 27, 2014 to consider the Towers Watson analysis.  At the meeting, the Compensation Committee determined to recommend to our Board of Directors the following compensation for our Chief Executive Officer for 2014. The Board met on March 13, 2014 and accepted this recommendation without change.

Salary:$750,000

The Compensation Committee recommended maintaining Mr. Cotter, Sr.’s 2014 annual base salary at $750,000, its 2013 level.

Discretionary Cash Bonus:Up to $750,000.

The Compensation Committee determined to increase the upper range of Mr. Cotter, Sr.’s usual discretionary cash bonus for 2014 from the 2013 level of $500,000 to $750,000.  The bonus is subject to Mr. Cotter, Sr. being employed by our Company at year-end, unless his employment is terminated earlier due to his death or disability.  No other benchmarks, formulas or quantitative or qualitative measurements were specified for use in determining the amount of cash bonus to be awarded within this range.  As in the past, the Compensation Committee reserves the right to increase the upper range of discretionary cash bonus amount based upon exceptional results of the Company or Mr. Cotter, Sr.’s exceptional performance as determined in the Compensation Committee’s discretion

Stock Bonus:$1,200,000 (160,643 shares of Class A Stock).

In its meeting on February 27, 2014, the Compensation Committee determined that, so long as Mr. Cotter, Sr.’s employment with the Company is not terminated prior to December 31, 2014 other than as a result of his death or disability, he is to receive 160,643 shares of our Company’s Class A Stock; the number of shares of Class A nonvoting common stock equal to $1,200,000 divided by the closing price of the stock on February 27, 2104, the date the Committee approved the stock bonus.

Compensation of Other Named Executive Officers

Mr. Cotter Sr., our Chairman and Chief Executive Officer, sets the compensation of our executive officers other than himself and the members of his family.  Mr. Cotter, Sr.’s decisions are not subject to approval by the Compensation Committee or the Board of Directors, but our Compensation Committee and our Board consider Mr. Cotter, Sr.’s decisions with respect to Executive Compensation in evaluating his performance as our Chief Executive Officer.   Mr. Cotter, Sr. has informed the Company that he does not use any formula, benchmark or other quantitative measure to establish or award any component of executive compensation, nor does he consult with compensation consultants on the matter.  Mr. Cotter, Sr. has advised the Company that he considers the following guidelines in setting the type and amount of executive compensation:

1.	Executive compensation should primarily be used to:
•	attract and retain talented executives;
•	reward executives appropriately for their individual efforts and job performance; and
•	afford executives appropriate incentives to achieve the short-term and long-term business objectives established by management and our Board of Directors.

2.	In support of the foregoing, the total compensation paid to our named executive officers should be:
•	fair both to our Company and to the named executive officers;
•	reasonable in nature and amount; and
•	competitive with market compensation rates.

Personal and Company performances are just two factors considered by Mr. Cotter, Sr. in establishing base salaries and awarding discretionary compensation.  We have no pre-established policy or target for allocating total executive compensation between base and discretionary or incentive compensation, or between cash and stock-based incentive compensation.  Historically, including in 2013, a majority of total compensation to our named executive officers was in the form of annual base salaries and discretionary cash bonuses, although stock bonuses have been granted from time to time under special circumstances.  These elements are discussed further below.

Salary:  Annual base salary is intended to compensate named executive officers for services rendered during the fiscal year in the ordinary course of performing their job responsibilities.  Factors that may be considered by Mr. Cotter, Sr. in setting the base salaries include (i) the negotiated terms of each executive’s employment agreement or the original terms of employment; (ii) the individual’s position and level of responsibility with our Company; (iii) periodic review of the executive’s compensation, both individually and relative to other named executive officers and (iv) a subjective evaluation of individual job performance of the executive.

Cash Bonus:  Cash bonuses may supplement the base salaries of our named executive officers and are entirely discretionary on the part of Mr. Cotter, Sr. Factors that may be considered by Mr. Cotter, Sr. in awarding cash bonuses are (i) the level of the executive’s responsibilities; (ii) the efficiency and effectiveness with which he or she oversees the matters under his or her supervision; and (iii) the degree to which the officer has contributed to the accomplishment of major tasks that advance the Company’s goals.

Stock Bonus: Equity incentive bonuses may be awarded to align our executives’ long-term compensation to appreciation in stockholder value over time and, so long as such grants are within the parameters set by our 2010 Stock Incentive Plan, are entirely discretionary on the part of Mr. Cotter, Sr. Other stock grants are subject to Board Approval. Equity awards may include stock options, restricted stock, bonus stock, or stock appreciation rights.

If awarded, it is generally our policy to value stock options and restricted stock at the closing price of our common stock as reported on the NASDAQ Capital Market on the date the award is approved or on the date of hire, if the stock is granted as a recruitment incentive. When stock is granted as bonus compensation for a particular transaction, the award may be based on the market price on a date calculated from the closing date of the relevant transaction. Awards may also be subject to vesting and limitations on voting or other rights.

Andrzej Matyczynski, our Chief Financial Officer, has a written employment agreement with our Company that provides for a specified annual base salary and other compensation as described elsewhere in this proxy statement.

Other than Mr. Cotter, Sr.'s role in setting compensation, none of our executive officers play a role in determining the compensation of our named executive officers.

Key Person Insurance

Our Company maintains key person life insurance on certain individuals who we believe to be key to our management.  These individuals include certain of our current officers,  Directors and independent contractors.    If such individual ceases to be an employee, Director or independent contractor of our Company, as the case may be, he or she is permitted, by assuming responsibility for all future premium payments, to replace our Company as the beneficiary under such policy.  These policies allow each such individual to purchase up to an equal amount of insurance for such individual’s own benefit.  In the case of our employees, the premium for both the insurance as to which our Company is the beneficiary and the insurance as to which our employee is the beneficiary, is paid by our Company.   In the case of named executive officers the premium paid by our Company for the benefit of such individual is reflected in the Compensation Table in the column captioned “All Other Compensation.”

Retirement Benefits

We provide all of our employees, including Mr. Cotter, Sr. and our other named executive officers, a retirement savings plan qualified under Internal Revenue Code section 401(k).  To be eligible to participate, employees must have completed four months of employment, and must be over 21 years of age.  Employees choosing to participate can make contributions to their plan account on a pre-tax basis up to the maximum annual amount permitted by IRS rulings.  The Company usually matches employee contributions dollar-for-dollar up to 3% of employee wages, then 50 cents per dollar between 3% and 5% of employee wages.

Supplemental Executive Retirement Plan

In March 2007, our Board of Directors approved a Supplemental Executive Retirement Plan (“SERP”) pursuant to which we agreed to provide Mr. Cotter, Sr. supplemental retirement benefits to reward him for his more than 25 years of service to our Company and its predecessors.  Under the SERP, following his separation from our Company, Mr. Cotter, Sr. will be entitled to receive from our Company for the remainder of his life (with a guaranteed minimum of 180 monthly payments) a monthly payment of the greater of (i) 40% of his average monthly base salary and cash bonuses over the highest consecutive 36-month period of earnings prior to Mr. Cotter, Sr.'s separation from service with us or (ii) $25,000.  The beneficiaries under the SERP may be designated by Mr. Cotter, Sr. or by his beneficiary following his death.  The benefits under the SERP are fully vested.

The SERP is unfunded and, as such, the SERP benefits are unsecured, general obligations of our Company.  We may choose in the future to establish one or more grantor trusts from which to pay the SERP benefits.  The SERP is administered by the Compensation Committee.

Other Retirement Plans

John Hunter, our former Chief Operating Officer, left the company in June 2013, and in accordance with the provisions of his employment agreement, the Company paid the vested pension benefit of $400,000 on February 3, 2014, without interest.

During 2012, Mr. Matyczynski was granted an unfunded deferred compensation plan (“DCP”) that is partially vested and will vest further, assuming he remains in our continuous employ. If Mr. Matyczynski is terminated for cause, then the total vested amount reduces to zero. The incremental amount vested each year is subject to review and approval by our Board of Directors (with the concurrence of our Chairman). Assuming no changes in the incremental vesting amount by our Board of Directors, Mr. Matyczynski’s DCP will vest as follows:

December 31	Total Vested Amount at the End of Each Vesting Year
2013	$300,000
2014	$375,000
2015	$450,000
2016	$525,000
2017	$625,000
2018	$750,000
2019	$1,000,000

Payment of the vested benefit is to be made in three equal annual payments,  starting six months after he ceases to be employed by our Company.

We currently maintain no other retirement plan for our named executive officers.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Subject to an exception for “performance-based compensation,” Section 162(m) of the Internal Revenue Code generally prohibits publicly held corporations from deducting for federal income tax purposes annual compensation paid to any senior executive officer to the extent that such annual compensation exceeds $1.0 million.  The Compensation Committee and our Board of Directors consider the limits on deductibility under Section 162(m) in establishing executive compensation, but retain the discretion to authorize the payment of compensation that exceeds the limit on deductibility under this Section as in the case of Mr. Cotter, Sr.

Nonqualified Deferred Compensation

We believe we are operating, where applicable, in compliance with the tax rules applicable to nonqualified deferred compensation arrangements.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, we began accounting for stock-based payments in accordance with the requirements of Statement of Accounting Standards No. 123(R).  Our decision to award restricted stock to Mr. Cotter, Sr. and other named executive officers from time to time was based in part upon the change in accounting treatment for stock options.  Accounting treatment otherwise has had no significant effect on our compensation decisions.

Say on Pay and Say When Pay

At our Company’s Annual Meeting of Stockholders held on May 19, 2011, we held an advisory vote on executive compensation and an advisory vote on the frequency of future executive compensation advisory votes.  Our stockholders voted in favor of our Company’s executive compensation and in favor of providing stockholders with an advisory vote on future executive compensation every three years.  In light of the voting results and other factors, the Board determined to provide stockholders with an advisory vote on future executive compensation every three years.  The Committee reviewed the results of the advisory vote on executive compensation in 2012 and did not make any changes to our compensation based on the results of the vote.  The Committee will review the results of the upcoming advisory vote on executive compensation and decide whether any changes should be made going forward.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 401(b) of Regulation S-K and, based on such review and discussions, has recommended to our Board of Directors that the foregoing “Compensation Discussion and Analysis” be included in this Proxy Statement.

Respectfully submitted,
Edward L. Kane, Chairman Tim Storey Alfred Villaseñor

Summary Compensation Table

The following table presents summary information concerning all compensation payable to our named executive officers for services rendered in all capacities during the past three completed fiscal years:

	Year	Salary ($)	Bonus ($)	Stock Awards ($)		Option Awards ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)		All Other Compensation ($)		Total ($)
James J. Cotter, Sr.	2013	750,000	1,000,000	750,000	(1)	--	1,455,000	(2)	25,000	(3)	3,980,000
Chairman of the Board	2012	700,000	500,000	950,000		--	2,433,000		24,000		4,607,000
and Chief Executive	2011	500,000	500,000	750,000		--	--		25,000		1,775,000
Officer

Andrzej Matyczynski	2013	309,000	35,000	--		33,000	50,000	(5)	26,000	(4)	453,000
Chief Financial Officer	2012	309,000	--	--		33,000	250,000		25,000		617,000
and Treasurer	2011	309,000	--	--		31,000	--		22,000		362,000

Robert F. Smerling	2013	350,000	50,000	--		--	--		22,000	(4)	422,000
President – Domestic	2012	350,000	50,000	--		--	--		22,000		422,000
Cinema Operations	2011	350,000	25,000	--		--	--		18,000		393,000

Ellen M. Cotter	2013	335,000	--	--		--	--		25,000	(4)	360,000
Chief Operating Officer	2012	335,000	60,000	--		--	--		25,000		420,000
Domestic Cinemas	2011	275,000	--	--		--	--		24,000		299,000

Wayne Smith	2013	339,000	--	--		--	--		20,000	(4)	359,000
Managing Director -	2012	357,000	16,000	--		22,000	--		19,000		414,000
Australia and New Zealand	2011	353,000	26,000	--		33,000	--		40,000		452,000

(1)	Based on closing price of our Class A Nonvoting Common Stock on January 15, 2013.

(2)

Represents an increase in the actuarial value of Mr. Cotter. Sr.’s SERP at December 31, 2013, as estimated by Towers Watson in January 2014.  As the SERP is unfunded, this does not represent any current payment or contribution by our Company. Rather, it is simply a calculation of the increase in the present value of the formula benefits provided for in the SERP, and reflects items such as the timing of cash compensation payments made to Mr. Cotter, Sr., and interest rates from time to time.  No change has been made to the SERP benefits since its inception in 2007.

(3)

We own a condominium in West Hollywood, California, which is used as an executive meeting place and office.  “All Other Compensation” includes our matching contributions under our 401(k) plan, the incremental cost to our Company of providing the use of the West Hollywood Condominium to Mr. Cotter, Sr., the cost of a Company automobile used by Mr. Cotter, Sr., and health club dues paid by the Company.

(4)	Represents our employer’s matching contributions under our 401(k) plan, key person insurance, and any car allowances.

(5)

Represents increases in the value of the DCP for Mr. Matyczynski at December 31, 2013.  As this DCP is unfunded, these amounts do not represent any current payment or contribution by our Company. Rather, it is simply a calculation of the increase in the value of the benefits provided for by the DCP.

Grants of Plan-Based Awards

The following table contains information concerning the stock grants made to our named executive officers for the year ended December 31, 2013:

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units	Grant Date Fair Value of Stock and Option Awards
James J. Cotter, Sr.	1/15/2013	125,209 (1)	$ 750,000

(1)

Represents the value, determined by reference to the closing price of our Class A Stock on January 15, 2013,  of shares issued to Mr. Cotter in satisfaction of the stock bonus portion of his compensation package for 2013.    This valuation does not reflect any discount for the fact that these shares are restricted and cannot be sold for five years.

Outstanding Equity Awards

The following table contains information concerning the outstanding option and stock awards of our named executive officers as of December 31, 2013:

	Option Awards					Stock Awards
	Class	Number of Shares Underlying Unexercised Options Exercisable	Number of Shares Underlying Unexercised Options Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units that Have Not Vested ($)
James J. Cotter, Sr.	B	100,000	--	$10.24	5/9/2017	--	--
Ellen M. Cotter	A	20,000	--	$5.55	3/16/2018	--	--
Ellen M. Cotter	B	50,000	--	$10.24	5/9/2017	--	--
Andrzej Matyczynski	A	35,100	--	$5.13	9/12/2020	--	--
Andrzej Matyczynski	A	12,500	37,500	$6.02	8/22/2022	--	--
Robert F. Smerling	A	43,750	--	$10.24	5/9/2017	--	--

Option Exercises and Stock Vested

The following table contains information for our named executive officers concerning the option awards that were exercised and stock awards that vested during the year ended December 31, 2013:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)
James J. Cotter, Sr.	--	$--	125,209	$937,815
Ellen M. Cotter	75,000	$300,750	--	$--
Wayne Smith	50,000	$200,500	--	$--

Pension Benefits

The following table contains information concerning pension plans for each of the named executive officers for the year ended December 31, 2013:

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James J. Cotter, Sr.	SERP	26	$7,398,000	$--
Andrzej Matyczynski	CFO DCP	4	$300,000	$--

Payments Upon Termination or Change in Control

We have entered into the following termination arrangements with the following named executive officer:

Andrzej Matyczynski.  Pursuant to his employment agreement, Mr. Matyczynski is entitled to a severance payment equal to six months’ salary in the event his employment is involuntarily terminated.

Wayne Smith.  Pursuant to his employment agreement, Mr. Smith is entitled to a severance payment equal to six months’ salary if the Reading Board terminates his employment for not meeting the standards of anticipated performance.

No other named executive officers have termination benefits in their employment agreements.  None of our employment agreements with our named executive officers have provisions relating to change in control.

Compensation Committee Interlocks and Insider Participation

The current members of our Compensation Committee are Alfred Villaseñor, Tim Storey and Edward L. Kane, who serves as Chairman.  There are no “interlocks,” as defined by the SEC, with respect to any member of our Compensation Committee.

CERTAIN TRANSACTIONS AND RELATED PARTY TRANSACTIONS

The members of our Audit and Conflicts Committee are Edward Kane, Tim Storey, and Douglas McEachern, who serves as Chairman.  Management presents all potential related party transactions to the Conflicts Committee for review.  Our Conflicts Committee reviews whether a given related party transaction is beneficial to our Company, and approves or bars the transaction after a thorough analysis.  Only Committee members disinterested in the transaction in question participate in the determination of whether the transaction may proceed.

Sutton Hill Capital

In 2001, we entered into a transaction with Sutton Hill Capital, LLC (“SHC”) regarding the leasing with an option to purchase of certain cinemas located in Manhattan including our Village East and Cinemas 1, 2 & 3 theaters.  In connection with that transaction, we also agreed to lend certain amounts to SHC, to provide liquidity in its investment, pending our determination whether or not to exercise our option to purchase and to manage the 86th Street Cinema on a fee basis.  SHC is a limited liability company owned in equal shares by James J. Cotter and a third party and of which Mr. Cotter is the managing member.  The Village East is the only cinema that remains subject to this lease and during 2013, 2012, and 2011, we paid rent to SHC for this cinema in the amount of $590,000 annually.

On June 29, 2010, we agreed to extend our existing lease from SHC of the Village East Cinema in New York City by 10 years, with a new termination date of June 30, 2020.  The Village East lease includes a sub-lease of the ground underlying the cinema that is subject to a longer-term ground lease between SHC and an unrelated third party that expires in June 2031 (the “cinema ground lease”).  The extended lease provides for a call option pursuant to which Reading may purchase the cinema ground lease for $5.9 million at the end of the lease term.  Additionally, the lease has a put option pursuant to which SHC may require Reading to purchase all or a portion of SHC’s interest in the existing cinema lease and the cinema ground lease at any time between July 1, 2013 and December 4, 2019. SHC’s put option may be exercised on one or more occasions in increments of not less than $100,000 each.  We are advised by SHC that they intend to exercise their put option this year.  In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying and the improvements constituting the Cinemas 1, 2 & 3.  In connection with that transaction, we granted to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost.  On June 28, 2007, SHC exercised this option, paying the option exercise price through the application of their $3.0 million deposit plus the assumption of its proportionate share of SHP’s liabilities giving it a 25% non-managing membership interest in SHP.  We manage this cinema property for a management fee equal to 5% of its gross income.

In 2005, we acquired from a third party the fee interest and from SHC its interest in the ground lease estate underlying and the improvements constituting the Cinemas 1, 2 & 3.  In connection with that transaction, we granted to SHC an option to acquire a 25% interest in the special purpose entity formed to acquire these interests at cost.  On June 28, 2007, SHC exercised this option, paying the option exercise price through the application of their $3.0 million deposit plus the assumption of its proportionate share of SHP’s liabilities giving it a 25% non-managing membership interest in SHP.

OBI Management Agreement

Pursuant to a Theater Management Agreement (the “Management Agreement”), our live theater operations are managed by OBI LLC (“OBI Management”), which is wholly owned by Ms. Margaret Cotter who is the daughter of James J. Cotter and a member of our Board of Directors.

The Management Agreement generally provides that we will pay OBI Management a combination of fixed and incentive fees, which historically have equated to approximately 21% of the net cash flow received by us from our live theaters in New York.  Since the fixed fees are applicable only during such periods as the New York theaters are booked, OBI Management receives no compensation with respect to a theater at any time when it is not generating revenue for us.  This arrangement provides an incentive to OBI Management to keep the theaters booked with the best available shows, and mitigates the negative cash flow that would result from having an empty theater.  In addition, OBI Management manages our Royal George live theater complex in Chicago on a fee basis based on theater cash flow.  In 2013, OBI Management earned $401,000, which was 20.1% of net cash flows for the year.  In 2012, OBI Management earned $390,000, which was 19.7% of net cash flows for the year.  In 2011, OBI Management earned $398,000, which was 19.4% of net cash flows for the year.  In each year, we reimbursed travel related expenses for OBI Management personnel with respect to travel between New York City and Chicago in connection with the management of the Royal George complex.

OBI Management conducts its operations from our office facilities on a rent-free basis, and we share the cost of one administrative employee of OBI Management.  Other than these expenses and travel-related expenses for OBI Management personnel to travel to Chicago as referred to above, OBI Management is responsible for all of its costs and expenses related to the performance of its management functions.  The Management Agreement renews automatically each year unless either party gives at least six months’ prior notice of its determination to allow the Management Agreement to expire.  In addition, we may terminate the Management Agreement at any time for cause.

Live Theater Play Investment

From time to time, our officers and Directors may invest in plays that lease our live theaters.  The play STOMP has been playing in our Orpheum Theatre since prior to the time we acquired the theater in 2001.  Messrs. James J. Cotter and Michael Forman own an approximately 5% interest in that play, an interest that they have held since prior to our acquisition of the theater.

Shadow View Land and Farming LLC

During 2012, Mr. James J. Cotter, our Chairman, Chief Executive Officer and controlling shareholder, contributed $2.5 million of cash and $255,000 of his 2011 bonus as his 50% share of the purchase price of a land parcel in Coachella, California and to cover his 50% share of certain costs associated with that acquisition.  This land is held in Shadow View Land and Farming, LLC, in which Mr. Cotter owns a 50% interest.  We are the managing member of Shadow View Land and Farming, LLC, with oversight provided by the Audit and Conflicts Committee of our Board of Directors.

Certain Family Relationships

Mr. Cotter, Sr., our controlling stockholder, has advised the Board of Directors that he considers his holdings in our Company to be long-term investments to be passed onto his heirs.  The Directors believe that it is in the best interests of our Company and our stockholders for his heirs to become experienced in our operations and affairs.  Accordingly, all of Mr. Cotter, Sr.’s children are currently involved with our Company and all serve on our Board of Directors.

Certain Miscellaneous Transactions

We have loaned Mr. Robert Smerling, the President of our domestic cinema operations, $70,000 pursuant to an interest-free demand loan that antedated the effective date of the Sarbanes-Oxley prohibition on loans to Directors and officers.

INDEPENDENT PUBLIC ACCOUNTANTS

Our independent public accountants, Grant Thornton, LLP, have audited our financial statements for the fiscal year ended December 31, 2013, and are expected to have a representative present at the Annual Meeting who will have the opportunity to make a statement if he or she desires to do so and is expected to be available to respond to appropriate questions.

Audit Fees

The aggregate fees for professional services for the audit of our financial statements, audit of internal controls related to the Sarbanes-Oxley Act, and the reviews of the financial statements included in our Forms 10-K and 10-Q provided by Grant Thornton LLP for 2013 and 2012 were approximately $550,000 and $593,000, respectively.

Audit-Related Fees

Grant Thornton, LLP did not provide us any audit related services for both 2013 and 2012.

Tax Fees

Grant Thornton, LLP did not provide us any products or any services for tax compliance, tax advice, or tax planning for both 2013 and 2012.

All Other Fees

Grant Thornton, LLP did not provide us any other services than as set forth above for both 2013 and 2012.

Pre-Approval Policies and Procedures

Our Audit Committee must pre-approve, to the extent required by applicable law, all audit services and permissible non-audit services provided by our independent registered public accounting firm, except for any de minimis non-audit services.  Non-audit services are considered de minimis if (i) the aggregate amount of all such non-audit services constitutes less than 5% of the total amount of revenues we paid to our independent registered public accounting firm during the fiscal year in which they are provided; (ii) we did not recognize such services at the time of the engagement to be non-audit services; and (iii) such services are promptly submitted to our Audit Committee for approval prior to the completion of the audit by our Audit Committee or any of its member(s) who has authority to give such approval.  Our Audit Committee pre-approved all services provided to us by Grant Thornton LLP for 2013 and 2012.

STOCKHOLDER COMMUNICATIONS

Annual Report

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being provided with this Proxy Statement.

Stockholder Communications with Directors

It is the policy of our Board of Directors that any communications sent to the attention of any one or more of our Directors in care of our executive offices will be promptly forwarded to such Directors.  Such communications will not be opened or reviewed by any of our officers or employees, or by any other Director, unless they are requested to do so by the addressee of any such communication.  Likewise, the content of any telephone messages left for any one or more of our Directors (including call-back number, if any) will be promptly forwarded to that Director.

Stockholder Proposals and Director Nominations

Any stockholder who, in accordance with and subject to the provisions of the proxy rules of the SEC, wishes to submit a proposal for inclusion in our Proxy Statement for our 2015 Annual Meeting of

Stockholders, must deliver such proposal in writing to the Secretary of the Company at the address of our Company’s principal executive offices at 6100 Center Drive, Suite 900, Los Angeles, California 90045.  Unless we change the date of our annual meeting by more than 30 days from the prior year’s meeting, such written proposal must be delivered to us no later than January 6,  2015 to be considered timely.  If our 2015 Annual Meeting is not within 30 days of the anniversary of our 2014 Annual Meeting, to be considered timely, stockholder proposals must be received no later than ten days after the earlier of (a) the date on which notice of the 2015 Annual Meeting is mailed, or (b) the date on which the Company publicly discloses the date of the 2015 Annual Meeting, including disclosure in an SEC filing or through a press release.  If we do not receive timely notice of a stockholder proposal, the proxies that we hold may confer discretionary authority to vote against such stockholder proposal, even though such proposal is not discussed in our Proxy Statement for that meeting.

Our Board of Directors will consider written nominations for Directors from stockholders.  Nominations for the election of Directors made by our stockholders must be made by written notice delivered to our Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the date that this Proxy Statement is first sent to stockholders.  Such written notice must set forth the name, age, address, and principal occupation or employment of such nominee, the number of shares of our Company’s common stock that is beneficially owned by such nominee and such other information required by the proxy rules of the SEC with respect to a nominee of the Board of Directors.

Under our governing documents and applicable Nevada law, our stockholders may also directly nominate candidates from the floor at any meeting of our stockholders held at which Directors are to be elected.

OTHER MATTERS

We do not know of any other matters to be presented for consideration other than the proposals described above, but if any matters are properly presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment.

DELIVERY OF PROXY MATERIALS TO HOUSEHOLDS

As permitted by the Securities Exchange Act of 1934, only one copy of the proxy materials are being delivered to our stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy materials.

We will promptly deliver without charge, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed.  Requests for additional copies should be directed to our Corporate Secretary by telephone at (213) 235-2240 or by mail to Corporate Secretary, Reading International, Inc., 6100 Center Drive, Suite 900, Los Angeles, California 90045.

Stockholders residing at the same address and currently receiving only one copy of the proxy materials may contact the Corporate Secretary as described above to request multiple copies of the proxy materials in the future.

By Order of the Board of Directors,

James J. Cotter, Sr., Chairman
Dated:  April 25,  2014

PROXY CARD

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2014.
Vote by Internet
Log on to the Internet and go to
www.investorvote.com/RDI
Follow the steps outlined on the secured website.
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Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A.	Proposals

1.	Election of Directors – The Board of Directors recommends a vote FOR all the nominees listed.

Nominees:	For	Withhold		For	Withhold		For	Withhold
01 - James J. Cotter, Sr.	☐	☐	02 - James J. Cotter, Jr.	☐	☐	03 – Ellen M. Cotter	☐	☐
04 - Margaret Cotter	☐	☐	05 - Guy W. Adams	☐	☐	06 - William D. Gould	☐	☐
07 - Edward L. Kane	☐	☐	08 – Douglas J. McEachern	☐	☐	09 - Tim Storey	☐	☐

2.	Advisory vote on executive officer compensation – The Board of Directors recommends a vote FOR approval of the advisory and non-binding vote on the Company’s named executive officer compensation.
For	Against	Withhold
☐	☐	☐
3.

Other Business.  In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at and with respect to any and all adjournments or postponements thereof.  The Board of Directors at present knows of no other business to be presented by or on behalf of the Company or the Board of Directors at the meeting.

B.	Authorized Signatures – This section must be completed for your vote to be counted. – Date and Sign Below

Please date this proxy card and sign above exactly as your name appears on this card.  Joint owners should each sign personally.  Corporate proxies should be signed by an authorized officer.  Executors, administrators, trustees, etc., should give their full titles.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.

Proxy - READING INTERNATIONAL, INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS - TO BE HELD MAY 15,  2014
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints James J. Cotter, Sr. and Andrzej Matyczynski, and each of them, the attorneys, agents, and proxies of the undersigned, with full powers of substitution to each, to attend and act as proxy or proxies of the undersigned at the Annual Meeting of Stockholders of Reading International, Inc. to be held at the offices of Reading International, Inc.,  6100 Center Drive, Suite 900,  Los Angeles, California 90045, on Thursday, May 15,  2014 at 11:00 a.m., local time, and at and with respect to any and all adjournments or postponements thereof, and to vote as specified herein the number of shares which the undersigned, if personally present, would be entitled to vote.

The undersigned hereby ratifies and confirms all that the attorneys and proxies, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue hereof, and hereby revokes any and all proxies heretofore given by the undersigned to vote at the Annual Meeting.  The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement accompanying such notice.

THE PROXY, WHEN PROPERLY EXECUTED AND RETURNED PRIOR TO THE ANNUAL MEETING, WILL BE VOTED AS DIRECTED.  IF NO DIRECTION IS GIVEN, IT WILL BE VOTED “FOR” PROPOSAL 1, 2, AND IN THE PROXY HOLDERS’ DISCRETION AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

PLEASE SIGN AND DATE ON REVERSE SIDE

C.	Non-Voting Items

Change of Address – Please print new address below.	Meeting Attendance
	Mark the box to the right if you plan to attend the Annual Meeting.	☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.